EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 24, 2009, with respect to the consolidated financial statements and schedule of Health Fitness Corporation and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form S-8 related to the 1995 Employee Stock Purchase Plan and Amended and Restated 2005 Stock Option Plan.
/s/ Grant Thornton LLP
Minneapolis, Minnesota
June 18, 2009